EXHIBIT 99.3
CONSENT OF WILLIAM A. HASLER
     Pursuant to Rule 438 under the Securities Act of 1933, as amended, and in accordance with Item 401(a) of Regulation S-K promulgated by the Securities and Exchange Commission, the undersigned hereby consents to be named as a prospective director of Harris Stratex Networks, Inc. in the prospectus forming a part of the registration statement on Form S-1 of Harris Stratex Networks, Inc. initially filed with the Securities and Exchange Commission on January 24, 2007, as amended from time to time.

/s/ William A. Hasler
William A. Hasler

     Dated: January 24, 2007